Exhibit 5.1
JONES DAY
North Point ● 901 Lakeside Avenue ● Cleveland, Ohio 44114.1190
TELEPHONE: +1.216.586.3939 ● FACSIMILE: +1.216.579.0212

March 13, 2018
MPLX LP
200 E. Hardin Street
Findlay, Ohio 45840

Re:	Up to $1,740,959,652 of Common Units Representing Limited Partner Interests of MPLX LP, to be Offered by MPLX LP
Ladies and Gentlemen:
We have acted as counsel for MPLX LP, a Delaware limited partnership (the “Partnership”), in connection with the issuance and sale of common units representing limited partner interests of the Partnership (“Units”) having an aggregate offering price of up to $1,740,959,652 (the “Authorized Units”) to be offered by the Partnership through J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC, acting as sales agents (the “Agents”), pursuant to the Third Amended and Restated Distribution Agreement, dated March 13, 2018 (the “Distribution Agreement”), among the Partnership, MPLX GP LLC, a Delaware limited liability company (the “General Partner”), and the Agents. The Authorized Units may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) in accordance with the terms of the Distribution Agreement.
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Authorized Units, when issued and delivered pursuant to the terms of the Distribution Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULP Act”) or within the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 1, 2018, as it may be amended from time to time (the “Partnership Agreement”).
In rendering the opinion above, we have assumed that (i) the resolutions authorizing the Partnership to issue and deliver and sell the Authorized Units pursuant to the Distribution Agreement will be in full force and effect at all times at which the Authorized Units are issued and delivered or sold by the Partnership and the Partnership will take no action inconsistent with such resolutions, and (ii) the timing of, the terms of and the consideration for each issuance of Authorized Units by the Partnership under the Distribution Agreement will be approved by the Board of Directors of the general partner of the Partnership or an authorized committee or subcommittee of the Board of Directors of the general partner of the Partnership.
As to facts material to the opinion expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the General Partner and others. The opinion expressed herein is limited to the DRULP Act and the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Partnership and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-219795) (the “Registration Statement”), filed by the Partnership to effect the registration of the Authorized Units under the Securities Act and to the reference to Jones Day under the caption “Legal Matters” in

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MPLX LP	JONES DAY
March 13, 2018

the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day